                                                                     EXHIBIT 4.3

Kemper Investors Life Insurance Company                                   [LOGO]
A Stock Life Insurance Company                                            ZURICH
Long Grove, Illinois 60049-001                                            KEMPER


GROUP FLEXIBLE PREMIUM MODIFIED GUARANTEED, FIXED AND VARIABLE DEFERRED ANNUITY MASTER POLICY

This Master Policy is issued to the Group Annuity Trust II, herein called the Master Policyholder. It takes effect on the date agreed upon by Us and the Master Policyholder.

The provisions and conditions on the following pages of this policy are as fully part of the Master Policy as if they are recorded above the signatures below. All provisions and conditions of this policy are subject to the laws of the jurisdiction in which the policy is delivered.


Signed for Kemper Investors Life Insurance Company at its home office, in Long Grove, Illinois.

       /s/ Debra P. Rezabek                        /s/ Gale K. Caruso
            Secretary                                   President

Policy Form No. L-8696                                    Group Policy No. K1001

L-8696
                                     INDEX                             Page

ANNUITY OPTION TABLE                                        Follows Page 20

ANNUITY PERIOD PROVISIONS                                           16 - 20

        Election of Annuity Option                                  16 - 17
        Annuity Options                                                  17
        Transfers During the Annuity Period                         19 - 20

APPLICATION                                       Follows Contract Schedule

MASTER POLICY SCHEDULE                                        Follows Index

DEATH BENEFIT PROVISIONS                                            15 - 16

        Amount Payable Upon Death                                        15
        Payment Of Death Benefits                                   15 - 16

DEFINITIONS                                                           5 - 7

ENDORSEMENTS, if any                           Follows Annuity Option Table

FIXED ACCOUNT PROVISIONS                                                 10

        Fixed Account                                                    10
        Fixed Account Certificate Value                                  10

GENERAL PROVISIONS                                                    7 - 8

        The Entire Contract                                               7
        The Certificate                                                   7
        Incontestability                                                  8
        Assignment                                                        8
        Reports                                                           8
        Premium Taxes                                                     8

GUARANTEE PERIOD PROVISIONS                                         10 - 11

        Guarantee Period Value                                      10 - 11

OWNERSHIP PROVISIONS                                                      8

        Owner of Certificate                                              8
        Change of Ownership                                               8
        Beneficiary                                                       8

PURCHASE PAYMENT PROVISIONS                                           8 - 9

        Initial Purchase Payments                                         8
        Purchase Payment Limitations                                  8 - 9

TRANSFER AND WITHDRAWAL PROVISIONS                                  13 - 15

        Transfers During The Accumulation Period                         13
        Withdrawals During The Accumulation Period                       14
        Transfer and Withdrawal Procedures                          14 - 15

VARIABLE ACCOUNT PROVISIONS                                         11 - 13

        Separate Account                                                 11
        Liabilities Of Separate Account                                  11
        Subaccounts                                                      11
        Rights Reserved By The Company                                   12
        Accumulation Unit Value                                          12

                            MASTER POLICY SCHEDULE


DESCRIPTION OF PLAN:     GROUP FLEXIBLE PREMIUM MODIFIED
                         GUARANTEED, FIXED AND VARIABLE DEFERRED
                         ANNUITY

THE CERTIFICATE OWNER(S), BENEFICIARY(IES) AND ANNUITY DATE ARE AS STATED IN THE APPLICATION FOR THE CERTIFICATE UNLESS SUBSEQUENTLY CHANGED IN ACCORDANCE WITH THE CERTIFICATE PROVISIONS.

GUARANTEED PERIODS AVAILABLE ON CONTRACT DATE:
        [ 1 THROUGH 10 ] YEARS

KILICO VARIABLE ANNUITY SEPARATE ACCOUNT
SUBACCOUNTS AVAILABLE ON ISSUE DATE:
[KEMPER MONEY MARKET
KEMPER GOVT. SECURITIES
KEMPER HIGH YIELD
KEMPER TOTAL RETURN
KEMPER GROWTH
KEMPER SMALL CAP GROWTH
KEMPER INVESTMENT GRADE BOND
KEMPER TECHNOLOGY
SCUDDER BOND
SCUDDER CAPITAL GROWTH
SCUDDER INTERNATIONAL
JANUS ASPEN GROWTH
JANUS ASPEN BALANCED
JANUS ASPEN AGGRESSIVE GROWTH
JANUS ASPEN WORLDWIDE GROWTH
FIDELITY VIP 11 INDEX 500
FIDELITY VIP EQUITY-INCOME
FIDELITY VIP GROWTH
FIDELITY VIP II CONTRAFUND
ALGER AMERICAN GROWTH
ALGER AMERICAN SMALL CAP
ALGER MID-CAP
AMERICAN CENTURY INCOME & GROWTH
AMERICAN CENTURY VALUE
J. P. MORGAN SMALL COMPANY
DREYFUS SOCIALLY RESPONSIBLE GROWTH
WARBURG, PINCUS EMERGING MARKETS]

8696                                                                      PAGE 2

                            MASTER POLICY SCHEDULE

GROUP CONTRACT NUMBER: K1001

OWNER: ANNUITY TRUST II


MAXIMUM ANNUITIZATION AGE: [95]


MINIMUM INITIAL PURCHASE PAYMENT:                              [$10,000
MINIMUM SUBSEQUENT PURCHASE PAYMENT:                            $100
MAXIMUM PURCHASE PAYMENTS PER CERTIFICATE YEAR:                 $1,000,000]

PURCHASE PAYMENT BONUS:
               CERTIFICATE YEARS 1 THROUGH 15             [4%]
               CERTIFICATE YEARS 16 AND LATER             [0%]

SEPARATE ACCOUNT CHARGES:

     DEDUCTED DAILY FROM THE SUBACCOUNTS
     MAXIMUM MORTALITY AND EXPENSE RISK CHARGE:
               CERTIFICATE YEARS 1 THROUGH 15             [1.70% ANNUALLY]
               CERTIFICATE YEARS 16 AND LATER             [1.45% ANNUALLY]


[RECORDS MAINTENANCE CHARGE:
WE WILL ASSESS A RECORDS MAINTENANCE CHARGE ON THE CERTIFICATE AT THE END OF EACH CALENDAR QUARTER IN WHICH THE CERTIFICATE OWNER PARTICIPATES IN THE SEPARATE ACCOUNT, UPON A FULL WITHDRAWAL, AND ON THE ANNUITY DATE. THIS CHARGE WILL NOT BE ASSESSED AFTER THE ANNUITY DATE. THIS CHARGE WILL BE DEDUCTED ON A PROPORTIONAL BASIS FROM AMOUNTS ALLOCATED TO THE SUBACCOUNTS. TO THE EXTENT NEEDED, IT WILL BE DEDUCTED FROM THE GUARANTEE PERIODS. WE RESERVE THE RIGHT TO MAKE THIS DEDUCTION FROM THE FIXED ACCOUNT. THE AMOUNT OF THIS CHARGE WILL DEPEND ON THE AMOUNT OF THE CERTIFICATE VALUE ON THE DATE THE CHARGE IS MADE:

               AMOUNT OF                                MAXIMUM RECORDS
               CERTIFICATE VALUE                        MAINTENANCE CHARGE
               LESS THAN $25,000                        $7.50
               $25,000 TO $49,999.99                    $3.75
               $50,000 AND OVER                         NONE]

[TRANSFER CHARGE:
WE RESERVE THE RIGHT TO CHARGE $10 FOR EACH TRANSFER IN EXCESS OF 12 IN A CERTIFICATE YEAR.]

8696                                                                      PAGE 3

                            MASTER POLICY SCHEDULE

MARKET VALUE ADJUSTMENT FORMULA:

[THIS ADJUSTMENT IS MADE FOR AMOUNTS TRANSFERRED OR WITHDRAWN BEFORE THE END OF A GUARANTEE PERIOD. THE ADJUSTMENT MAY BE POSITIVE OR NEGATIVE BUT THE DEDUCTION IS NEVER MORE THAN THE AMOUNT TRANSFERRED OR WITHDRAWN. THE MARKET VALUE ADJUSTMENT IS SUBTRACTED FROM THE AMOUNT THAT IS TRANSFERRED OR WITHDRAWN FROM THE GUARANTEE PERIOD.

THE MARKET VALUE ADJUSTMENT IS THE PRODUCT OF (1), (2), (3) AND (4) WHERE:

(1) = .075

(2) = THE NUMBER OF MONTHS REMAINING IN THE GUARANTEE PERIOD

(3) = THE INTEREST RATE BEING GUARANTEED ON NEW ALLOCATIONS TO A GUARANTEE PERIOD WITH THE PERIOD EQUAL TO THE GUARANTEE PERIOD LESS THE RATE GUARANTEED ON THE MONEY BEING WITHDRAWN OR TRANSFERRED.

(4) = THE AMOUNT WITHDRAWN OR TRANSFERRED.]

8696                                                                      PAGE 4

                            MASTER POLICY SCHEDULE

FIXED ACCOUNT: INTEREST RATES STATED AS ANNUAL RATES

     THE INITIAL FIXED ACCOUNT INTEREST RATE APPLIES TO THE INITIAL PURCHASE PAYMENT AND IS GUARANTEED ON THE INITIAL PURCHASE PAYMENT THROUGH THE CALENDAR MONTH IN WHICH THE INITIAL PURCHASE PAYMENT IS RECEIVED AND FOR 12 CALENDAR MONTHS THEREAFTER.

     SUBSEQUENT FIXED ACCOUNT INTEREST GUARANTEE PERIOD - ONE CALENDAR YEAR

MINIMUM GUARANTEED FIXED ACCOUNT INTEREST RATE:         3%

-------------------------------------------------------------------------------
          CERTIFICATE YEARS ELAPSED SINCE
            PURCHASE PAYMENTS WERE
            RECEIVED BY THE COMPANY                         RATE
-------------------------------------------------------------------------------
                     FIRST                                  8%
-------------------------------------------------------------------------------
                    SECOND                                  8%
-------------------------------------------------------------------------------
                     THIRD                                  7%
-------------------------------------------------------------------------------
                    FOURTH                                  6%
-------------------------------------------------------------------------------
                     FIFTH                                  5%
-------------------------------------------------------------------------------
                     SIXTH                                  4%
-------------------------------------------------------------------------------
                    SEVENTH                                 3%
-------------------------------------------------------------------------------
                     EIGHTH                                 2%
-------------------------------------------------------------------------------
                  NINTH & LATER                             0%
-------------------------------------------------------------------------------
UP TO 10% OF THE CERTIFICATE VALUE LESS DEBT MAY BE WITHDRAWN AS A PARTIAL FREE WITHDRAWAL EACH CERTIFICATE YEAR. CHARGES ARE APPLIED TO PURCHASE PAYMENTS, ANY PURCHASE PAYMENT BONUS AND ALL RELATED ACCUMULATIONS FOR ANY WITHDRAWAL IN EXCESS OF THE 10% PARTIAL FREE WITHDRAWAL. CHARGES START AT 8% IN THE CERTIFICATE YEAR IN WHICH THE PURCHASE PAYMENT WAS RECEIVED AND THEN FOLLOW THE SCHEDULE ABOVE.


8696                                                                  PAGE 4.1

DEFINITIONS         Accumulation Period: The period between the Issue Date and the Annuity Date.

                    Accumulation Unit: An accounting unit of measure used to calculate the value of each Subaccount.

                    Age: The attained age of the Annuitant.

                    Annuitant: The person named in the application during whose lifetime the Annuity is to be paid. When two people are named as Joint Annuitants the term "Annuitant" means the Joint Annuitants or the survivor. Under Qualified Plans, only the spouse may be named as Joint Annuitant. You may not change the person(s) named as the Annuitant.

                    Annuity: A series of payments paid in accordance with the Certificate which begins on the Annuity Date.

                    Annuity Date: The date on which the Certificate matures and Annuity payments begin. It must be at least one year from the Issue Date and no later than the maximum age at annuitization as stated on the Master Policy Schedule, unless otherwise agreed. The Annuity Date can be changed, but not beyond the maximum age.

                    Annuity Period: This is the period that starts on the Annuity Date.

                    Annuity Unit: An accounting unit of measure used to calculate the amount of Variable Annuity payments after the first Annuity payment.

                    Certificate: An individual Certificate which We issue to the Certificate Owner as evidence of the rights and benefits under the Certificate.

                    Certificate Owner: The Party(ies) named as Certificate Owner in the application unless later changed as provided in the Certificate. (See Change of Ownership.) The Certificate Owner is the Annuitant unless a different Certificate Owner is named in the application. Under a Nonqualified Annuity when more than one person is named as Certificate Owner, the term Certificate Owner means Joint Certificate Owners. The Certificate Owner may be changed during the lifetime of the Certificate Owner and Annuitant. The Certificate Owner, prior to the Annuity Date or any distribution of any death benefit, has the exclusive right to exercise every option and right conferred by the Certificate.

                    Certificate Date, Certificate Year: The Certificate Date is stated on the Certificate Schedule. Subsequent Certificate Years shall begin on anniversaries of the Certificate Date.

                    Certificate Value: The sum of the Fixed Account Certificate Value plus the Separate Account Certificate Value plus the Guarantee Period Value.

                    Certificate Year: A one-year period starting on the Issue Date and successive Certificate anniversaries.

                    Fixed Account: Our assets other than those allocated to the Separate Account or any other Separate Account under which We guarantee a fixed rate of return.

                    Fixed Account Certificate Value: The Fixed Account Certificate Value is the value of amounts allocated under the Certificate to the Fixed Account.

                    Fixed Annuity: An Annuity payment that does not vary with investment performance.

                    Fund: An investment company or separate series thereof, in which the Subaccounts of the Separate Account invest.

                    Guarantee Period: A period of time during which an amount is to be credited with a guaranteed interest rate, subject to a Market Value Adjustment prior to the end of the Guarantee Period. The Guarantee Periods initially offered are stated on the Master Policy Schedule.

L-8696                                                                    Page 5

L-8696                                                                    Page 6

                    Guarantee Period Value: The (1) Purchase Payment allocated or the amount transferred to a Guarantee Period; plus (2) interest credited; minus (3) withdrawals and transfers adjusted for (4) any applicable Market Value Adjustment previously made. There is a $5,000 minimum on the sum of Purchase Payments and amounts transferred to any Guarantee Period Value.

                    Issue Date: The Issue Date for each Certificate is stated on the Certificate Schedule. It is the date the Certificate Owner's initial Purchase Payment is available for use and the Certificate Owner's application has been accepted by Us. It is also the date on which the Certificate Owner's Purchase Payment begins to be credited with interest and/or investment experience.

                    Market Adjusted Value: A Guarantee Period Value adjusted by the Market Value Adjustment formula prior to the end of a Guarantee Period.

                    Market Value Adjustment: An adjustment of Guarantee Period Values in accordance with the Market Value Adjustment formula prior to the end of the Guarantee Period. The adjustment reflects the change in the value of the Guarantee Period Value due to changes in interest rates since the date the Guarantee Period commenced. The Market Value Adjustment formula is stated on the Master Policy Schedule.

                    Master Policyholder: The Group Annuity Trust II

                    Mortality and Expense Risk Charge: A charge deducted in the calculation of the Accumulation Unit value and the Annuity Unit value. It is for our assumption of mortality risks and expense guarantees. The maximum charge is shown on the Master Policy Schedule.

                    Nonqualified: The Certificate issued to other than a Qualified Plan.

                    Purchase Payments: The dollar amount we receive in U.S. currency to buy the benefits the Certificate provides.

                    Qualified Plan: The Certificate issued under a retirement plan which qualifies for favorable income tax treatment under Section 401, 403, 408 or 457 of the Internal Revenue Code as amended.

                    If the Certificate is issued under a Qualified Plan additional provisions may apply. The rider or amendment to the Certificate used to qualify it under the applicable section of the Internal Revenue Code will indicate the extent of change in the provisions.

                    Records Maintenance Charge: A charge assessed against the Certificate as specified on the Certificate Schedule. We reserve the right to make this charge against the Fixed Account Certificate Value or the Guarantee Period Value.

                    Received: Received by Kemper Investors Life Insurance Company at its home office.

                    Separate Account: A unit investment trust registered with the Securities and Exchange Commission under the Investment Act of 1940 known as the KILICO Variable Annuity Separate Account.

                    Separate Account Certificate Value: The sum of the Subaccount Values of the Certificate on the Valuation Date.

                    Subaccounts: The Separate Account has Subaccounts. The Subaccounts initially available are stated on the Master Policy Schedule.

                    Subaccount Value: The value of each Subaccount calculated separately according to the formulas stated in the Certificate.

                                Valuation Date: Each business day that
                                applicable law requires that We value the assets of the Separate Account. Currently this is each day that the New York Stock Exchange is open for trading.

                                Valuation Period: The period that starts at the close of a Valuation Date and ends at the close of business the next succeeding Valuation Date.

                                Variable Annuity: An Annuity payment which varies as to dollar amount because of Subaccount investment experience.

                                We, Our, Us: Kemper Investors Life Insurance
                                Company, Long Grove, Illinois.

GENERAL PROVISIONS
The Entire Contract             The Master Policy, the Certificate, any
                                application attached to the Certificate, and any endorsements constitute the entire contract between the parties. All statements made in the applications are deemed representations and not warranties. No statement will void the Master
                                Policy or the Certificate or be used as a defense of a claim unless it is contained in the application.

The Certificate                 Each Certificate Owner will receive a
                                Certificate which summarizes:

                                   a. the benefits provided under the
                                      Certificate; and
                                   b. the rights and duties of the Certificate
                                      Owner.

                                The Certificate Owner will have the right to void the coverage under the Certificate if the Certificate is returned to Us or Our agent within 10 days of receipt. Purchase Payments allocated to the Guarantee Periods plus the Fixed Account plus the Separate Account Certificate Value computed at the end of the valuation period following Our receipt of the Certificate will then be refunded within ten days, after deduction of any applicable Purchase Payment bonus and the interest and investment experience related to any Purchase Payment bonus.

Successor Master Policyholder   The Master Policyholder with Our consent, may at
                                any time appoint a successor Master
                                Policyholder. The successor Master Policyholder has all rights, duties, and obligations of the original Master Policyholder.

Discontinuance of New           By giving thirty days prior written notice to
Participants                    the Master Policyholder, We may limit or
                                discontinue the acceptance of new applications and the issuance of new Certificates under this Master Policy. Such limitation or discontinuance will have no effect on the rights or benefits of any Certificate Owner whose Certificate was issued prior to the effective date of such limitation or discontinuance.

Modification of Certificate     Only Our President, Secretary and Assistant
                                Secretaries have the power to approve a change or waive any provision of the Certificate. Any such modifications must be in writing. No agent or person other than the officers named has the authority to change or waive the provisions of the Certificate.

                                Upon notice to the Certificate Owner or the payees during the Annuity Period, the Certificate may be modified by Us as is necessary to comply with any law or regulation issued by a governmental agency to which We or the Separate Account is subject or as is necessary to assure continued qualification of the Certificate or Master Policy under the Internal Revenue Code or other laws relating to retirement plans or Annuities or as otherwise may be in the best interest of the Master Policyholder and Certificate Owners. In the event of a modification, We may make appropriate endorsement to the Certificate or Master Policy and We will obtain all required regulatory approvals.

L-8696                                                                    Page 7

L-8696                                                                    Page 8

Incontestability                The Master Policy is incontestable from the
                                Issue Date.

Change of Annuity Date          The Certificate Owner may write to Us prior to
                                distribution of a death benefit or the first
                                Annuity payment date and request a change of the Annuity Date.

Assignment                      No assignment under the Master Policy or the
                                Certificate is binding unless We receive it in writing. We assume no responsibility for the validity or sufficiency of any assignment. Once filed the rights of the Master Policyholder, the Certificate Owner, the Annuitant and the beneficiary are subject to the assignment. Any claim is subject to proof of interest of the assignee.

Due Proof of Death              We must receive proof upon the death of the
                                Certificate Owner or that of the Annuitant before a death benefit is payable. The death benefit will be paid within 2 months after the receipt of such proof.

Reserves, Certificate Values    All reserves are equal to or greater than
and Death Benefits              those required by statute. Any available
                                Certificate Value and death benefit will not be less than the minimum benefit required by the statutes of the state in which the Certificate is delivered.

Non-Participating               The Master Policy and the Certificate do not pay
                                dividends. They do not share in Our surplus earnings.

Reports At least once each Certificate Year We will send the Certificate Owner a statement showing Purchase Payments received, interest credited, investment experience, and charges made since the last report, as well as any other information required by statute.

Premium Taxes                   We will make a deduction for state premium taxes
                                in certain situations. On any Certificate subject to premium tax, as provided under applicable law, the tax will be deducted from:
                                a. The Purchase Payments when We receive them;
                                b. the Certificate Value upon total withdrawal;
                                or c. from the total Certificate Value applied to an Annuity option at the time Annuity payments start.

Determination                   The method of determination by Us of the
Of Values                       investment experience factor, the number and
                                value of Accumulation Units, and the number and value of Annuity Units shall be conclusive upon the Certificate Owner, any payee, and any beneficiary.

Governing Law                   The Master Policy and the Certificate will be
                                governed by the laws of the jurisdiction where the Master Policy or the Certificate is delivered and interpreted under the laws of Illinois.

Creditors                       The proceeds of the Certificate and any payment
                                under an Annuity option will be exempt from the claim of creditors and from legal process to the extent permitted by law.

OWNERSHIP PROVISIONS

Owner of Certificate            The Annuitant is the original Certificate Owner
                                unless otherwise provided in the application.

                                Before the Annuity Date or any distribution of death benefit, the Certificate Owner has the right to cancel or amend the Certificate if We agree. The Certificate Owner may exercise every option and right conferred by the Certificate. Joint Certificate Owners must agree to any change if more than one Certificate Owner is named.

Change of Certificate           The Certificate Owner may change the Certificate
Ownership                       Ownership by written request at any time while
                                the Certificate Owner and Annuitant are alive.
                                The Certificate Owner must furnish information sufficient to clearly identify the new
                                Certificate Owner. The change is subject to any existing assignment of the Certificate. When We record the effective date of the change, it will be the date We received the notice except for action taken by Us prior to receiving the request. Any change is subject to the payment of any proceeds. We may require the Certificate
                                Owner to return the Certificate to Us for endorsement of a change.

Beneficiary Designation and     The application for the Certificate shows the
Change of Beneficiary           original beneficiary. The Certificate Owner may
                                change the beneficiary if the Certificate Owner sends Us a written notice in a form acceptable to Us. Changes are subject to the following conditions:

                                1. The change must be filed while the Annuitant
                                   is alive;

                                2. The Certificate must be in force at the time
                                   the Certificate Owner files a change;

                                3. Such change must not be prohibited by the
                                   terms of an existing assignment, beneficiary designation or other restriction;

                                4. Such change will take effect when We receive
                                   it;

                                5. After We receive the change, it will take
                                   effect on the date We received the change form. However, action taken by Us before the change form was received will remain in effect; and

                                6. The request for change must provide
                                   information sufficient to identify the new beneficiary.

                                We may require the Certificate Owner to return the Certificate for endorsement of a change.

Death of Beneficiary            The interest of a beneficiary who dies before
                                the distribution of the death benefit will pass to the other beneficiaries, if any, share and share alike, unless otherwise provided in the beneficiary designation. If no beneficiary survives or is named, the distribution will be made to the Certificate Owner's estate when the Certificate Owner dies, or to the estate of the Annuitant upon the death of the Annuitant if the Certificate Owner is not also the Annuitant. If a beneficiary dies within ten days of the date of death, the death benefit will be paid as if the Certificate Owner had survived the beneficiary. If a beneficiary dies within ten days of the death of the Annuitant and the Certificate Owner is not the Annuitant, We will pay the death benefit as if the Annuitant survived the beneficiary. If the Certificate
                                Owner, the Annuitant, and the beneficiary die simultaneously, We will pay the death benefit as if the Certificate Owner had survived the Annuitant and the beneficiary.

PURCHASE PAYMENT PROVISIONS

Initial Purchase Payment        The minimum initial Purchase Payment is shown on
                                the Master Policy Schedule.

Purchase Payment                The minimum and maximum Purchase Payments that
Limitations                     may be made are shown on the Master Policy
                                Schedule. We reserve the right to waive or modify these limits and to not accept any Purchase Payment.

                                Subsequent Purchase Payments will be allocated according to the Certificate Owner's most recent instructions at the time We receive the Certificate Owner's Purchase Payment.

L-8696                                                                    Page 9

L-8696                                                                   Page 10

Place of Payment                All Purchase Payments under this Certificate
                                must be paid to Us at our home office or such other location as We may select. We will notify
                                You and any other interested parties in writing of such other locations. Purchase Payments received by an agent will begin earning interest after We receive it.

Purchase Payment                Subject to the limitations shown below, Purchase
Bonus                           Payments will be increased by the Purchase
                                Payment bonus shown on the Certificate Schedule before being allocated to the various accounts of this Certificate.

                                We reserve the right to not increase a Purchase Payment by the Purchase Payment bonus in the following situations.
                                1. If at the time the Purchase Payment is made the sum of Purchase Payments, partial withdrawals and loans made under the Certificate exceeds the sum of Purchase Payments and loan repayments, or
                                2. The Purchase Payment arises from the transfer of money from any other Life Insurance or Annuity Contract.

FIXED ACCOUNT PROVISIONS

Fixed Account                   The Fixed Account Certificate Value is increased
Certificate Value               by: 1. the Certificate Owner's Payment allocated
                                to the Fixed Account; 2. amounts transferred
                                from a Guarantee Period or Subaccount to the
                                Fixed Account at the Certificate Owner's
                                request; and 3. the interest credited to amounts
                                so allocated or transferred. Transfers, charges
                                and withdrawals from the Fixed Account reduce
                                the Fixed Account Certificate Value.

                                Fixed Account interest rates are credited for certain periods of time referred to as Fixed Account interest rate periods. An initial Fixed Account interest rate period runs from the date We receive each Purchase Payment through the end of the calendar month in which that Purchase Payment is received and for 12 calendar months thereafter. The initial Fixed Account interest rate for the initial Purchase Payment is shown on the Certificate Schedule. We will declare an initial Fixed Account interest rate for each subsequent Purchase Payment when that Purchase Payment is received. For each Purchase Payment, a subsequent Fixed Account interest rate period begins immediately after the Initial Fixed Account interest rate periods ends and runs for 12 calendar months. Subsequent Fixed Account interest rate periods are in effect for periods of 12 calendar months immediately following the end of each previous subsequent Fixed Account Interest Rate Period. We will declare an interest rate applicable to each Purchase Payment for each subsequent Fixed Account Interest Rate Period.

                                We reserve the right to declare the Fixed
                                Account current interest rate(s) based upon: the Issue Date; the date we receive a Purchase Payment, or the date of account transfer.

                                We calculate the interest credited to the Fixed Account by compounding daily, at daily interest rates, rates which would produce at the end of a Certificate. Year a result identical to the one produced by applying an annual interest rate.

                                The minimum guaranteed Fixed Account interest rate is 3.00% per year.

GUARANTEE PERIOD PROVISIONS

Guarantee Period                We hold all amounts allocated to a Guarantee
                                Period in a non-unitized Separate Account. The assets of this Separate Account equal to the reserves and other liabilities of this Separate
                                Account will not be charged with liabilities arising out of any other business We may conduct. The initial Guarantee Periods available under the Certificate are shown on the Certificate Schedule.

Guarantee Period Value          On any Valuation Date, the Guarantee Period
                                Value includes:
                                1. the Purchase Payments or transfers allocated
                                   to the Guarantee Period; plus
                                2. interest credited; minus
                                3. withdrawals and transfers; minus
                                4. any applicable portion of the Records
                                   Maintenance Charge and charges for other benefits; adjusted for
                                5. any applicable Market Value Adjustment
                                   previously made.

                                The Guarantee Period(s) initially elected and the interest rate(s) initially credited are shown on the Certificate Schedule. The interest rate credited to subsequent Purchase Payments will be declared at the time the payment is received.

                                At the end of a Guarantee Period, the Guarantee Period Value will be transferred to a money market Subaccount unless the Certificate Owner tells Us to do otherwise.

Accumulated Guarantee           On any Valuation Date, the Accumulated Guarantee
Period Value                    Period Value is the sum of the Guarantee Period
                                Values. At any time during the Accumulation
                                Period, the Accumulated Guarantee Period Value may be allocated to more than one Guarantee
                                Period with Our agreement.

                                We calculate the interest credited to the Guarantee Period Value by compounding daily, at daily interest rates, rates which would produce at the end of a Certificate Year a result identical to the one produced by applying an annual interest rate.

Market Value Adjustment         The Market Value Adjustment formula is stated on
                                the Master Policy Schedule. This formula is applicable for both an upward or downward adjustment to a Guarantee Period Value when, prior to the end of a Guarantee Period, such value is:

                                We calculate the interest credited to the Guarantee Period Value by
                                1. taken as a total or partial withdrawal;
                                2. applied to purchase an Annuity; or
                                3. transferred to another Guarantee Period, the
                                   Fixed Account or a Subaccount.

VARIABLE ACCOUNT PROVISIONS

Separate Account                The variable benefits under the Master Policy
                                and the Certificate are provided through the KILICO Variable Annuity Separate Account. This is called the Separate Account. The Separate
                                Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. It is a separate investment account maintained by Us into which a portion of the company's assets have been allocated for the Certificate and may be allocated for certain other Certificates.

Liabilities of Separate
Account The assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities arising out of any other business We may conduct. We will value the assets of the Separate Account on each Valuation Date.

Separate Account                On any Valuation Date the Separate Account
Certificate Value               Certificate Value is the sum of its Subaccount
                                values.

Subaccounts                     The Separate Account consists of Subaccounts.
                                The initial Subaccounts available under this Certificate are shown on the Certificate
                                Schedule. We may, from time to time, combine or remove Subaccounts in the Separate Account and establish additional Subaccounts of the Separate
                                Account. In such event We may permit You to select other Subaccounts under the Certificate.
                                However, the right to select any other
                                Subaccount is limited by the terms and
                                conditions We may impose on such transactions.

Fund Each Subaccount of the Separate Account will buy shares of a separate series of a Fund. Each Fund is registered under the investment Company Act of 1940 as an open-end management investment company. Each series of a Fund represents a separate investment portfolio which corresponds to one of the Subaccounts of the Separate Account.

                                If We establish additional Subaccounts each new Subaccount will invest in a new series of a Fund or in shares of another investment company. We may also substitute other investment companies.

L-8696                                                                   Page 11

L-8696                                                                   Page 12

Rights Reserved by the        We reserve the right, subject to compliance with
Company                       the current law or as it may be changed in the
                              future:

                              1. To operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

                              2. To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940 or to comply with any other applicable law;

                              3. To transfer any assets in any Subaccount to another Subaccount or to one or more separate accounts, or the General Account, or to add, combine or remove Subaccounts in the Separate Account;

                              4. To delete the shares of any of the portfolios of a Fund or any other open-end investment company and to substitute, for the Fund shares held in any Subaccount, the shares of another portfolio of a Fund or the shares of another investment company or any other investment permitted by law; and

                              5. To change the way We assess charges, but not to increase the aggregate amount above that currently charged to the Separate Account and the Funds in connection with this Certificate.

                              When required by law, We will obtain Your approval of such changes and the approval of any regulatory authority.

Accumulation Unit Value       Each Subaccount has an Accumulation Unit Value.
                              When Purchase Payments or other amounts are allocated to a Subaccount, a number of units are purchased based on the Accumulation Unit Value of the Subaccount at the end of the Valuation Period during which the allocation is made. When amounts are transferred out of or deducted from a .
                              Subaccount, units are redeemed in a similar manner.

                              The value of a Subaccount on any Valuation Date is the number of units held in the Subaccount times the Accumulation Unit Value on that Valuation Date.

                              The Accumulation Unit Value for each subsequent Valuation period is the investment experience factor for that period multiplied by the Accumulation Unit Value for the period immediately preceding. Each Valuation Period has a single Accumulation Unit Value that is applied to each day in the period. The number of Accumulation Units will not change as a result of investment experience.

Investment Experience         Each Subaccount has its own investment experience
Factor                        factor. The investment experience of the Separate
                              Account is calculated by applying the investment experience factor to the value in each Subaccount during a Valuation Period.

                              The investment experience factor of a Subaccount for a Valuation Period is determined by dividing 1, by 2, and subtracting 3, from the result, where:

                              1.   is the net result of;

                              a.   the net asset value per share of the
                              investment held in the Subaccount determined at the end of the current Valuation Period; plus

                              b.   the per share amount of any dividend or
                              capital gain distributions made by the investments held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

Investment Experience         c. a charge or credit for taxes reserved for the
(Continued) Factor            current Valuation Period which We determine
                              resulted from the investment operations of the Subaccount.


                              2. is the net asset value per share of the investment held in the Subaccount, determined at the end of the last Valuation Period.

                              3. is the factor representing the sum of the Separate Account charges stated on the Certificate Schedule for the number of days in the Valuation Period.

TRANSFER AND WITHDRAWAL PROVISIONS

Transfers During the          The Certificate Owner may direct the following
Accumulation Period           transfers;

                              1.   All or part of the Separate Account
                              Certificate Value or a Guarantee Period Value may be transferred to the Fixed Account or to another Subaccount or Guarantee Period. We will allow the first transfer at the end of the free look period.

                              2.   During the thirty days that follow a
                              Certificate Year anniversary or the thirty day period that follows the date the Certificate Owner receives an annual report, if later, all or part of the Fixed Account Certificate Value, less debt, may be transferred to one or more Subaccounts or to one or more Guarantee Periods.

                              Transfers will also be subject to the following conditions:

                              1. The minimum amount which may be transferred is $500 or if smaller, the remaining value in the Fixed Account, Subaccount or a Guarantee Period.

                              2.   No partial transfer will be made if the
                              remaining Certificate Value of the Fixed Account or any Subaccount will be less than $500 or any Guarantee Period less than $5,000 unless the transfer will eliminate the Certificate Owner's interest in such account;

                              3. No transfer may be made within seven calendar days of the date on which the first annuity payment is due;

                              4.   The Certificate Owner may request an
                              additional transfer from the Fixed Account to one or more Subaccounts or to a Guarantee Period during the thirty day period before the date on which the first annuity payment is due. Such transfer must become effective no later than the seventh calendar day before such due date;

                              5.   When the Certificate Owner requests a
                              transfer from the Fixed Account Certificate Value to a Subaccount or to a Guarantee Period, We will limit the amount that can be transferred to the amount which exceeds 125% of any debt and withdrawal charge, if any, applicable to the total Fixed Account Certificate Value for the Certificate Year during which the total transfer is made.

                              We will transfer amounts bought by Purchase
                              Payments and all related accumulation received in a given Certificate Year, in the chronological order We received them.

                              We reserve the right to charge for transfers as described on the Certificate Schedule.

                              Any transfer request from the Certificate Owner or other authorized person must clearly specify: 1. the amount which is to be transferred; and 2. the names of the accounts which are affected. We will honor a telephone transfer request if a properly executed telephone transfer authorization is on file with Us. Such request for a transfer must comply with the conditions of the authorization.

                              We reserve the right at any time and without notice to any party, to terminate, suspend, or modify these transfer rights.

L-8696                                                                   Page 13

L-8696                                                                   Page 14

Withdrawals During the        During the Accumulation Period, The Certificate
Accumulation Period           Owner may withdraw all or part of the Certificate
                              Value reduced by any applicable premium taxes and withdrawal charge and adjusted by any applicable
                              Market Value Adjustment. The Market Value
                              Adjustment formula will be applied to the applicable portion of the total value withdrawn.
                              We must receive a written request that indicates the amount of the withdrawal from the Fixed
                              Account and each Subaccount and Guarantee Period.
                              The Certificate Owner must return the Certificate to Us if the Certificate Owner elects a total withdrawal.

                              Withdrawals are subject to these conditions:

                              The Certificate Value less any debt and any applicable withdrawal charge remaining after a withdrawal must be at least $5,000.

                              Withdrawals from the Subaccounts will reduce the amounts in each Subaccount on a proportional basis, unless the Certificate Owner tells Us otherwise.

                              Each withdrawal from a Guarantee Period must be at least $5,000 or the value that remains in the Guarantee Period, if smaller;

                              The maximum the Certificate Owner may withdraw from any account is the value of the respective account less the amount of any withdrawal charge and Market Value Adjustment.

                              Any withdrawal amount the Certificate Owner requests will be increased by any applicable withdrawal charge.

                              A withdrawal from the Fixed Account is limited to an amount equal to the Fixed Account Certificate Value.

                              We reserve the right to restrict partial withdrawals from the Fixed Account in the first Certificate Year.

                              The Certificate Owner will ratably forfeit any Purchase Payment bonus and related positive accumulation on any withdrawal in the first Certificate Year.

Withdrawal Charges            All Purchase Payments in a given Certificate Year
                              and all related accumulations are totaled by account and each total is used separately in computing the withdrawal charge as stated in the Withdrawal Charge Table shown on the Certificate
                              Schedule.

                              All amounts to be withdrawn and any applicable withdrawal charges will be charged first against Purchase Payments and all related accumulations in the chronological order We received such Purchase Payments by Certificate Year.

                              Any amount withdrawn which is not subject to a withdrawal charge will be considered a "partial free withdrawal."

                              In the event of a partial withdrawal, a "partial free withdrawal" is applied against Purchase Payments and all related accumulations in the chronological order We received such Purchase Payments by Certificate Year even though the Purchase Payments and related accumulations are no longer subject to a withdrawal charge.

Transfer and Withdrawal       We will withdraw or transfer from the Fixed
Procedures                    Account or Guarantee Periods as of the Valuation
                              Date that follows the date We receive the Certificate Owner's written or telephone transfer request. Amounts to be withdrawn or transferred from the Fixed Account or Guarantee Periods will be done on a first in - first out basis, unless the Certificate Owner requests otherwise. To process a withdrawal, the request must contain all required information.

                              We will redeem the necessary number of
                              Accumulation Units to achieve the dollar amount when the withdrawal or transfer is made from a Subaccount. We will reduce the number of Accumulation Units credited in each Subaccount by the number of Accumulation Units redeemed. The reduction in the number of Accumulation Units is determined on the basis of the Accumulation Unit Value at the end of the Valuation Period when We receive the request, provided the request contains all required information. We will pay the amount within seven calendar days after the date We receive the request, except as provided below.

Deferment of Withdrawal or    If the withdrawal or transfer is to be made from a
Transfer                      Subaccount, We may suspend the right of withdrawal
                              or transfer or delay payment more than seven calendar days: 1. during any period when the New
                              York Stock Exchange is closed other than customary weekend and holiday closings; 2. when trading markets normally utilized are restricted, or an emergency exists as determined by the Securities and Exchange Commission, so that disposal of investments or determination of the Accumulation
                              Unit Value is not practical; or 3. for such other periods as the Securities and Exchange Commission by order may permit for protection of Certificate
                              Owners.

                              We may defer the payment of a withdrawal or transfer from the Fixed Account or Guarantee Periods, for the period permitted by law. This can never be more than six months after the Certificate Owner sends Us a written request. During the period of deferral, We will continue to credit interest, at the then current interest rate(s), to the Fixed Account Certificate Value and/or each Guarantee Period Value.

DEATH BENEFIT PROVISIONS

Amount Payable Upon Death     We compute the death benefit at the end of the
                              Valuation Period following Our receipt of due proof of death and the return of the Certificate.

                              If death occurs prior to attaining age 75, We will pay the greater of: a. the Certificate Value; or
                              b. the total amount of Purchase Payments, less the aggregate dollar amount of all previous withdrawals or c. the amount that would have been payable in the event of a full surrender. We will pay the larger of the Certificate Value or the amount that would have been payable in the event of a full surrender if death occurs at age 75 or later.

Payment of Death Benefits     If the Certificate Owner or the last surviving
                              annuitant dies while the Certificate is in effect and before the Annuity Date, We will pay a death benefit. If a Certificate Owner is a non-natural person, the death of an Annuitant will be considered as the death of a Certificate Owner for purposes of this death benefit provision.

                              If an Annuitant dies after the Annuity Date, the death benefit, if any, will depend on the Annuity Option in effect. If the Certificate Owner dies after the Annuity Date, income payments will be made at least as rapidly as under the method of distribution being used as of the date of such death.

                              We will pay the death benefit to the beneficiary when We receive due proof of death. We will then have no further obligation under the Certificate.

                              When the Certificate Owner dies, We will pay the death benefit in a lump sum. The entire interest in the Certificate must be distributed within five years from the date of death unless it is applied under an Annuity Option or the spouse continues the Certificate as described below.

L-8696                                                                   Page 15

L-8696                                                                   Page 16

                              Instead of a lump sum payment the beneficiary may elect to have the death benefit distributed as stated in Option 1 for a period not to exceed the beneficiary's life expectancy; or Options 2 or 3 based upon the life expectancy of the beneficiary as prescribed by federal regulations. The beneficiary must make this choice within sixty days of the time. We receive due proof of death and distribution must commence within one year of the date of death.

                              If the beneficiary is not a natural person, the beneficiary must elect that the entire death benefit be distributed within five years of the Certificate Owner's death.

                              Distribution of the death benefit must start within one year after the Certificate Owner's death. It may start later if prescribed by federal regulations.

                              If the primary beneficiary is the surviving spouse when the Certificate Owner dies, the surviving spouse may elect to be the successor Certificate Owner of the Certificate, in lieu of receiving a death benefit. There will be no requirement to start a distribution of death benefits.

ANNUITY PERIOD PROVISIONS

Election of Annuity Option    We must receive an election of Annuity option in
                              writing. The Certificate Owner may make an election before the Annuity Date providing the Annuitant is alive. The Annuitant may make an election on the Annuity Date unless the Certificate Owner has restricted the right to make such an election. The beneficiary may make an election when We pay the death benefit.

                              An election will be revoked by 1. a subsequent change of beneficiary; or 2. an assignment of the Certificate unless the assignment provides otherwise.

                              Subject to the terms of the death benefit provision, the beneficiary may elect to have the death benefit remain with Us under one of the Annuity options.

                              If an Annuity option is not elected, an Annuity will be paid under Option 3 for a guaranteed period of ten years and for as long thereafter as the payee is alive.

                              If the total Certificate Value is applied under one of the Annuity options, the Certificate must be surrendered to Us.

                              An option cannot be changed after the first
                              Annuity payment is made.

                              If, on the seventh calendar day before the first Annuity payment due date, all the Certificate Value is allocated to the Fixed Account or Guarantee Periods, the Annuity will be paid as a Fixed Annuity. The Fixed Annuity is funded in Our General Account, which consists of Our assets other than those allocated to the Separate Account or any other separate account. If all of the Certificate Value on such date is allocated to the Separate Account, the Annuity will be paid as a Variable Annuity. If the Certificate Value on such date is allocated to both the Fixed Account or a Guarantee Period and a Subaccount, then the Annuity will be paid as a combination of a Fixed and a Variable Annuity. A Fixed and Variable Annuity payment will reflect the investment performance of the Subaccounts in accordance with the allocation of the Certificate Values existing on such date. Allocations will not be changed thereafter, except as provided in the Transfers During the Annuity Period provision of the Certificate.

                              Payments for all options are derived from the applicable tables. Current Annuity rates will be used if they produce greater payments than those quoted in the Certificate. The age in the tables is the age of the payee on the last birthday before the first payment is due. We reserve the right to deduct one year from the age for each 10 calendar years that have elapsed since the year 2000.

                              The option selected must result in a payment that is at least equal to Our minimum payment, according to Our rules, at the time the Annuity option is chosen. If at any time the payments are less than the minimum payment, We have the right to increase the period between payment to quarterly, semi-annual or annual so that the payment is at least equal to the minimum payment or to make payment in one lump sum.

OPTION 1

Specified Period              We will make monthly payments for a fixed number
                              of installments. Payments must be made for at least 5 years, but not more than 30 years.

OPTION 2

Life Annuity                  We will make monthly payments while the payee is
                              alive.

OPTION 3

Life Annuity with             We will make monthly payments for a guaranteed
Installments Guaranteed       period and thereafter while the payee is alive.
                              The guaranteed period must be selected at the time the Annuity option is chosen. The guaranteed periods available are 5, 10, 15 and 20 years.
OPTION 4

Joint and Survivor Annuity    We will pay the full monthly income while both
                              payees are alive. Upon the death of either payee, We will continue to pay the surviving payee a percentage of the original monthly payment. The percentage payable to the surviving payee must be selected at the time the Annuity option is chosen.
                              The percentages available are 50%, 66 2/3%, 75% and 100%.

OTHER OPTIONS                 We may make other Annuity options available.
                              Payments are also available on a quarterly, semi-annual or annual basis.

Fixed Annuity                 The Certificate Value allocated to the Fixed
                              Account or the Guarantee Periods on the first day preceding the date on which the first Annuity
                              Payment is due is first reduced by any premium taxes and charges that apply. The value that remains will be used to determine the Fixed
                              Annuity monthly payment in accordance with the Annuity option selected.

L-8696                                                                   Page 17

L-8696                                                                   Page 18

Variable Annuity              The Separate Account Certificate Value, at the end
                              of the Valuation period preceding the Valuation
                              Period that includes the date on which the first
                              Annuity payment is due, is first reduced by any Records Maintenance Charge, charges for other benefits if any that may be added by a rider to the Certificate and any premium taxes that apply.
                              The value that remains is used to determine the first monthly Annuity payment. The first monthly
                              Annuity payment is based upon the guaranteed
                              Annuity option shown in the Annuity Option Table.
                              The Certificate Owner may elect any option available.

                              The dollar amount of subsequent payments may increase or decrease depending on the investment experience of each Subaccount. The number of Annuity Units per payment will remain fixed for each Subaccount unless a transfer is made. If a transfer is made, the number of Annuity Units per payment will change. Some annuity options provide for a reduction in the income level upon the death of an annuitant, which will reduce the number of Annuity Units.

                              The number of Annuity Units for each Subaccount is calculated by dividing a. by b. where:

                              a. is the amount of the monthly payment that can be attributed to that Subaccount, and

                              b. is the Annuity Unit Value for that Subaccount at the end of the Valuation Period. The Valuation Period includes the date on which the payment is made.

                              Monthly Annuity payments, after the first payment, are calculated by summing up, for each Subaccount, the product of a. times b. where:

                              a. is the number of Annuity Units per payment in each Subaccount; and

                              b. is the Annuity Unit Value for that Subaccount at the end of the Valuation Period. The Valuation Period includes the date on which the payment is made.

                              After the first payment, We guarantee that the dollar amount of each Annuity payment will not be affected adversely by actual expenses or changes in mortality experience from the expense and mortality assumptions on which We based the first payment.

Annuity Unit Value            The value of an Annuity Unit for each Subaccount,
                              at the end of any subsequent Valuation Period is determined by multiplying the result of a. times
                              b. by c. where:

                              a. is the Annuity Unit Value for the immediately preceding Valuation Period; and

                              b. is the net investment factor for the Valuation Period for which the Annuity Unit Value is being calculated; and

                              c. is the interest of factor of .99983235 per calendar day of such subsequent Valuation Period to offset the effect of the assumed rate of 2.50% per year used in the Annuity Option Table. A different interest factor will be used if an assumed rate other than 2.50% is used in the Annuity Option Table. A different factor will be used if an assumed rate other than 2.50% is used in the Annuity Option Table.

                              The net investment factor for each Subaccount for any Valuation Period is determined by dividing a. by b. where:

                              a. is the value of an Annuity Unit of the applicable Subaccount as of the end of the current Valuation Period plus or minus the per share charge or credit for taxes reserved.

                              b. is the value of an Annuity Unit of the applicable Subaccount as of the end of the immediately preceding Valuation Period, plus or minus the per share charge or credit for taxes reserved.

Transfers During the          During the Annuity Period, the payee(s) may not
Annuity Period                convert Fixed Annuity payments to Variable Annuity
                              payments. However, during the Annuity Period, the payee(s), by sending Us a written notice in a form satisfactory to Us, may convert Variable Annuity payments to Fixed Annuity payments; or have Variable Annuity payments reflect the investment experience of other Subaccounts. A transfer may be made subject to the following:

                              1. Transfers from a Subaccount to the General Account can be effective only on an anniversary of the first Annuity payment date. We must receive notice of such transfer at least thirty days prior to the effective date of the transfer. Unless the Certificate Owner specifies otherwise, transfers to the General Account from the Separate Account will be proportional among the Subaccounts.

                              2. Transfers from one Subaccount to another
                              Subaccount will be effective during the Valuation Period next succeeding the date the notice is received by Us. However, if the notice for the transfer is received within seven days immediately preceding an Annuity payment date, the transfer will be effective during the Valuation Period next succeeding that Annuity payment date.

                              3. We reserve the right to limit the number of transfers between Subaccounts to no less than one each Certificate Year.

                              4. We reserve the right to limit the number of Subaccounts that may be used at one time to no less than 3.

                              5. Requests for transfers must meet Our current rules and be in a form acceptable to Us.

                              The number of Annuity Units per payment
                              attributable to a Subaccount to which transfer is made is equal to, in the case of a transfer between Subaccounts, the number of Annuity Units per payment in the Subaccount from which transfer is being made multiplied by the Annuity Unit Value for that Subaccount divided by the Annuity Unit Value for the Subaccount to which transfer is being made.

L-8696                                                                   Page 19

L-8696                                                                   Page 20

                              The amount of money allocated to the General
                              Account in the event of a transfer from a Subaccount equals the annuity reserve for the payee's interest in such Subaccount. The annuity reserve is the product of a. multiplied by b. multiplied by c. where: a. is the number of Annuity Units representing the payee's interest in such Subaccount per Annuity payment; b. is the Annuity Unit Value for such Subaccount; and c. is the present value of $1.00 per payment period using the attained age(s) of the payee(s) and any remaining guaranteed payment that may be due at the time of the transfer. The fixed monthly payments resulting from the transfer will not be less than the amount purchased using the guarantees under the Certificate. Money allocated to the General Account upon such transfer will be applied under the same Annuity option as originally elected. Any Guaranteed Period payments will be adjusted to reflect the number of guaranteed payments that have already been made. If all guaranteed payments have already been made, no further payments will be guaranteed.

                              All amounts and Annuity Unit Values are determined as of the end of the Valuation Period which precedes the effective date of the transfer.

                              We reserve the right at any time and without notice to any party to terminate, suspend or modify the transfer privileges.

Supplementary Agreement       A supplementary agreement will be issued to
                              reflect payments that will be made under a settlement option. If payment is made as a death benefit distribution, the effective date will be the date of death. Otherwise the effective date will be the date chosen by the Certificate Owner.

Date of First Payment         Interest, under an option, will start to accrue on
                              the effective date of the supplementary agreement.
                              The supplementary agreement will provide details on the payments to be made.

Evidence of Age, Sex          We may require satisfactory evidence of the age,
and Survival                  sex and the continued survival of any person on
                              whose life the income is based.

Misstatement of Age or Sex    If the age or sex of the payee has been misstated,
                              the amount payable under the Certificate will be such as the Purchase Payments sent to Us would have purchased at the correct age or sex. Interest not to exceed 6% compounded each year will be charged to any overpayment or credited to any underpayment against future payments We make under the Certificate.

Basis of Annuity Options      The guaranteed monthly payments are based on an
                              interest rate of 2.50% per year and where mortality is involved, the A2000 Table developed by the Society of Actuaries. We may also make available Variable Annuity payment options based on assumed investment rates other than 2.50% but not greater than 5%.

Disbursement of Funds         When the payee dies, the value of any unpaid
Upon Death of Payee:          installments will be paid in one sum, to the
Under Options 1 or 3          estate of the payee unless otherwise provided in
                              the agreement. The commuted value for fixed installments based upon a minimum interest rate of not less than 2.50% will be paid. The commuted value of any variable installments will be determined by applying the Annuity Unit Value next determined following Our receipt of due proof of death and will be based on the Assumed Investment
                              Return.

Protection of Benefits        Unless otherwise provided in the supplementary
                              agreement, the payee may not commute, anticipate, assign, alienate or otherwise hinder the receipt of any payment.

                             ANNUITY OPTION TABLE

          AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 OF VALUE APPLIED

Option One - Specified Period

 Number                     Number                     Number                   Number
of years        Monthly    of years      Monthly      of years     Monthly     of years     Monthly
selected        Payment    selected      Payment      selected     Payment     selected     Payment
-----------------------------------------------------------------------------------------------------
    5            17.69        12           8.01          19          5.48         26          4.33
    6            14.92        13           7.48          20          5.27         27          4.22
    7            12.94        14           7.03          21          5.08         28          4.11
    8            11.46        15           6.64          22          4.90         29          4.02
    9            10.31        16           6.29          23          4.74         30          3.92
   10             9.39        17           5.99          24          4.59
   11             8.64        18           5.72          25          4.46
-----------------------------------------------------------------------------------------------------

Options Two and Three - Life Annuity With Installments Guaranteed

Age of           Monthly Payments Guaranteed            Age of          Monthly Payments Guaranteed
Male                                                    Female
Payee                                                   Payee

            None     60     120     180     240                      None     60     120     180     240
 55         4.17    4.16    4.13    4.06    3.96         55          3.87    3.86    3.84    3.81    3.75
 56         4.27    4.25    4.21    4.14    4.03         56          3.95    3.94    3.92    3.88    3.82
 57         4.36    4.35    4.30    4.22    4.09         57          4.03    4.02    4.00    3.95    3.88
 58         4.46    4.45    4.40    4.30    4.16         58          4.11    4.11    4.08    4.03    3.95
 59         4.57    4.55    4.50    4.39    4.22         59          4.21    4.20    4.17    4.11    4.01
 60         4.69    4.67    4.60    4.48    4.29         60          4.30    4.29    4.26    4.19    4.08
 61         4.81    4.79    4.71    4.57    4.36         61          4.41    4.40    4.35    4.28    4.15
 62         4.94    4.92    4.83    4.66    4.43         62          4.52    4.50    4.46    4.37    4.23
 63         5.09    5.05    4.95    4.76    4.49         63          4.64    4.62    4.56    4.46    4.30
 64         5.24    5.20    5.08    4.86    4.56         64          4.76    4.74    4.68    4.56    4.37
 65         5.40    5.35    5.21    4.96    4.62         65          4.90    4.87    4.80    4.66    4.45
 66         5.57    5.52    5.35    5.06    4.69         66          5.04    5.01    4.93    4.77    4.52
 67         5.75    5.69    5.49    5.17    4.75         67          5.19    5.16    5.06    4.87    4.59
 68         5.95    5.87    5.64    5.27    4.81         68          5.36    5.32    5.20    4.98    4.66
 69         6.15    6.07    5.80    5.37    4.86         69          5.53    5.49    5.35    5.10    4.73
 70         6.38    6.27    5.96    5.48    4.91         70          5.72    5.68    5.51    5.21    4.80
 71         6.61    6.49    8.12    5.58    4.96         71          5.93    5.87    5.67    5.33    4.86
 72         6.86    6.72    6.29    5.68    5.00         72          6.15    6.08    5.85    5.44    4.92
 73         7.13    6.96    6.47    5.77    5.04         73          6.39    6.31    6.03    5.56    4.97
 74         7.42    7.21    6.64    5.86    5.08         74          6.65    6.55    6.21    5.67    5.02
 75         7.72    7.48    6.82    5.95    5.11         75          6.93    6.81    6.41    5.78    5.06
 76         8.05    7.76    7.00    6.03    5.14         76          7.24    7.08    6.60    5.88    5.10
 77         8.40    8.06    7.18    6.11    5.17         77          7.57    7.38    6.80    5.98    5.13
 78         8.77    8.37    7.35    6.18    5.19         78          7.92    7.69    7.01    6.07    5.16
 79         9.18    8.69    7.53    6.25    5.20         79          8.31    8.02    7.21    6.15    5.18
 80         9.60    9.03    7.70    6.31    5.22         80          8.72    8.37    7.41    6.23    5.20
 81        10.06    9.38    7.86    6.36    5.23         81          9.17    8.74    7.61    6.30    5.22
 82        10.55    9.74    8.02    6.41    5.24         82          9.66    9.13    7.80    6.35    5.23
 83        11.07   10.12    8.17    6.45    5.25         83         10.20    9.54    7.98    6.41    5.24
 84        11.63   10.50    8.32    6.49    5.26         84         10.77    9.96    8.15    6.45    5.25
 85        12.22   10.89    8.45    6.52    5.26         85         11.39   10.40    8.31    6.49    5.26
-----------------------------------------------------------------------------------------------------

Option Four - Joint and 100% Survivor Annuity

Age of                   Age of Female Payee
 Male
Payee    55      60      65      70      75      80      85
 55     3.49    3.66    3.81    3.93    4.02    4.08    4.12
 60     3.61    3.83    4.05    4.24    4.40    4.52    4.59
 65     3.69    3.97    4.28    4.57    4.84    5.05    5.20
 70     3.76    4.09    4.47    4.89    5.31    5.67    5.95
 75     3.80    4.17    4.63    5.16    5.75    6.34    6.83
 80     3.83    4.23    4.73    5.37    6.14    6.99    7.80
 85     3.84    4.26    4.80    5.51    6.44    7.55    8.75

Rates for ages not shown here will be provided upon request.

L-8696                                                                   Page 21

NURSING CARE PROVISION

                         The following provision is added to the Certificate Owner's Certificate:

                         Withdrawal charges will not be assessed when a total or partial withdrawal is requested in a form satisfactory to Us:

                         1. after the Certificate Owner has been confined in a Hospital or Skilled Health Care Facility for at least thirty consecutive days and the Certificate Owner remains confined in the Hospital or Skilled Health Care Facility when the request is made; or

                         2. within thirty days following the Certificate Owner's discharge from a Hospital or Skilled Health Care Facility after a confinement of at least thirty days.

                         Confinement must begin after the effective date of the Certificate Owner's Certificate.

                         Withdrawal charges will not be waived when confinement is due to substance abuse, mental or personality disorders without a demonstrable organic disease. A degenerative brain disease such as Alzheimer's Disease is considered an organic disease.

                         For purposes of this provision:

                         "Hospital" means a place which is licensed by the State as a Hospital and is operating within the scope of its license.

                         "Skilled Health Care Facility" means a place which:

                         (a)  is licensed by the state;

                         (b)  provides skilled nursing care under the
                         supervision of a physician;

                         (c) has twenty-four hour a day nursing services by or under the supervision of a registered nurse (RN); and

                         (d)  keeps a daily medical record of each patient.

457 DEFERRED COMPENSATION PROVISION

                         When a Certificate is issued as an Annuity which is Qualified under IRC Section 457. (IRC means the Internal Revenue Code of 1986, as amended from time to time), the following shall apply regardless of any provisions to the contrary in this Master Policy:

SECTION 1.               The Annuitant is the participant in a 457 plan. The
OWNERSHIP                owner is the employer that maintains the plan. Prior to
                         the distribution of the Annuitants interest, all property and rights will remain those of the employer, except if the next section applies.

SECTION 2.               This section applies if the Certificate is held by: a
EXCLUSIVE BENEFIT        State; or a political subdivision of a State. In that
                         case, in accordance with 457(g), all assets and income
                         under the Certificate are held for the exclusive
                         benefit of: the Annuitant(s); and the beneficiary(s) of
                         the Annuitant(s).

L-8696                                                                   Page 22

L-8696                                                                   Page 23

QUALIFIED PLAN PROVISION

                         When a Certificate is issued as a Qualified Annuity, the following provision shall apply regardless of any provisions to the contrary in this Master Policy.

                         The Certificate Owner's Certificate is amended as follows:

                         The applicable sections of this provision apply and take precedence over contrary provisions if the
                         Certificate: a. is issued as a Code Section 403(b) Tax Sheltered Annuity ("Tax Sheltered Annuity") to an individual; or b. is issued under a plan described in
                         Section 401(a) or 403(b) of the Code if subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA Plans").

SECTION 1.               A.   The Certificate Owner is the Annuitant.
TAX SHELTERED ANNUITY
                         B.   The rights of the Annuitant under the Certificate
                              are nonforfeitable.

                         C. The Certificate is not transferable and cannot be sold; assigned; discounted; or pledged as collateral for a loan or as security for the performance of an obligation or for any person other than Us.

                         D. The amount that may be contributed to the Certificate will be governed by the provisions of Sections 403(b), 415, and 402(g) of the Code.

                         E. In the case of benefits that accrued under the Certificate after December 31, 1986, distribution must be: a. made in accordance with the minimum distribution requirements of Section 403(b)(10) of the Code; and b. the regulations thereunder.

                         F. Distributions attributable to salary reduction contributions received or earnings credited after December 31, 1988 may be paid only when: a. the employee attains age 59 1/2; b. separates from service; or c. dies or is disabled. Notwithstanding the foregoing, contributions, but not earnings thereon, may be distributed in the case of hardship within the meaning of Code
                              Section 403(b)(11)(B).

                         G. If the Annuitant receives an eligible rollover distribution and elects to have the distribution paid directly to an eligible retirement plan (as defined in Section 402(c) of the Code) and specifies the eligible retirement plan in a direct rollover.

                         H. We will not be responsible for the timing, purpose or propriety of any distribution. We will not incur any liability or responsibility of any tax imposed on account of any such distribution. We are not obligated to make any distribution absent a specific written direction in accordance with the provision of the Certificate.

SECTION 2.               At any time prior to the Annuity Date, an ERISA loan
ERISA PLANS              may be requested. One-half of the Certificate will be
                         assigned as security for such a loan. The maximum ERISA loan amount available is the lesser of: a. $50,000
                         (reduced by the excess of the highest outstanding loan balance of all loans during the prior 12 month period ending on the day before the loan is made over any loan amount outstanding on the date the loan is made); or b.
                         fifty percent of the Certificate Value less Debt. The minimum ERISA loan amount available is $1,000. We may defer the granting of an ERISA loan for six months from the date of our receipt of a written loan request.

SECTION 3.                              A.   Definitions:
LOANS
                                             Certificate Value is the sum of the
                                             Fixed Account Certificate Value,
                                             the Loan Value, the Separate
                                             Account Certificate Value, and the
                                             Guarantee Period Value.

                                             Debt is the principal of any
                                             outstanding loan plus interest due
                                             or accrued.

                                             Loan Value is the outstanding loan
                                             amount plus interest credited.

                                        B.   When a loan is taken, an amount
                                             equal to the loan will be
                                             transferred from the Fixed Account
                                             Certificate Value, the Separate
                                             Account Certificate Value and the
                                             Guarantee Period Value to the loan
                                             account. Unless the Certificate
                                             Owner tells Us otherwise, the loan
                                             will proportionately reduce the
                                             amount allocated to the Fixed
                                             Account, the Separate Account, and
                                             the Guarantee Periods.

                                        C.   The amount of Debt will reduce the
                                             amount payable upon death or
                                             surrender or the amount that may be
                                             applied under an Annuity Option.

                                        D.   While a loan is outstanding, the
                                             Loan Value will be credited with
                                             interest at a rate equal to the
                                             rate charged on Debt less a
                                             deduction not to exceed 2.5%.

                                        E.   A loan may be repaid in full or in
                                             part at any time prior to the
                                             Annuity Date.

                                        F.   Should the Debt equal or exceed the
                                             Certificate Value, the Certificate
                                             will terminate thirty-one days
                                             after We mail a notice of
                                             termination to the Certificate
                                             Owner's last known address. The
                                             Debt will be treated as a
                                             withdrawal. Notice of termination
                                             may be sent upon occurrence of an
                                             event outlined in Section 1(F).

                                        G.   The Certificate Owner must sign a
                                             loan agreement in the form
                                             prescribed by Us to be eligible for
                                             a loan. The interest rate and any
                                             service fees charged on a loan will
                                             be as stated in the loan agreement.
                                             The loan will also be subject to
                                             the terms of the agreement to the
                                             extent not inconsistent with this
                                             provision.

                                        H.   All Debt must be repaid prior to
                                             the transfer of any amounts to
                                             another Certificate.

                                        I.   Failure to make timely repayment of
                                             Debt will result in a taxable
                                             distribution and possible tax
                                             penalties.


INDIVIDUAL RETIREMENT ANNUITY PROVISION

                                        When a Certificate is Issued as an
                                        Individual Retirement Annuity ("IRA")
                                        under Section 408(b) of the Internal
                                        Revenue Code ("Code"), the following
                                        provisions will apply regardless of any
                                        provision to the contrary in this Master
                                        Policy.

                                        The Certificate Owner's Certificate is
                                        amended as follows:

SECTION 1.                              The Annuitant will be the Certificate
OWNERSHIP-EXCLUSIVE BENEFIT-            Owner of the IRA. This IRA is
TRANSFERABILITY-NON FORFEITURE.         established for the exclusive benefit of
NON ASSIGNABLE                          the Certificate Owner and the
                                        Certificate Owner's beneficiary(s). The
                                        Certificate Owner's interest in this IRA can not be: transferred, forfeited;
                                        assigned; discounted; borrowed against;
                                        or pledged as security for any purpose.

L-8696                                                                   Page 24

L-8696                                                                   Page 25

SECTION 2.               We will only accept cash contributions. Except in the
PREMIUM PAYMENTS-        case of a rollover contribution allowed by Sections
LIMITATIONS              402(c), 403(a)(4), 403(b)(3), of the Code or a
                         contribution to a Simplified Employee Pension Program
                         ("SEP") described in Section 408(k), we will not accept contributions of more than a $2,000 for any tax year. In the case of a spousal IRA, payments to all IRAs for any tax year can not be more than $2,250. No more than $2,000 of this amount can be credited to the IRA of either spouse. If the Certificate is an Immediate Annuity Certificate, no further contributions will be allowed.

                         Any refund of premiums will be applied, before the close of the calendar year that follows the year of the refund, toward; a. the payment of future contributions; of b. the purchase of increased benefits. This does not apply to premiums that can be attributed to excess contributions.

SECTION 3.
TIME AND MANNER OF       Notwithstanding any provision herein to the contrary,
DISTRIBUTION             distribution of the Certificate Owner's interest under
                         this Section and Section 4 will be made in accordance with the minimum distribution rules of Section
                         401(a)(9), 408(a)(6) and 408(b)(3) of the code and the
                         regulations thereunder. This includes the incidental death benefit provisions of Section 1.401(a)(9)-2 of the proposed regulations. All of these are herein incorporated by reference.

                         Distribution of the Certificate Owner's interest must start by the first day of April after the calendar year in which the Certificate owner attains age 70 1/2. The election of one of the payout options must be made at least 60 days prior to the date it is to begin. For each succeeding year, distribution must be made on or before December 31. The pay out option elected must result in distribution of equal or substantially equal payments which conform with one of the following: a. over the Certificate Owner's life; b. over the Certificate Owner's life and the life of the Certificate Owner's designated beneficiary; c. over a specified period that may not be longer than the Certificate Owner's life expectancy; d. over a specified period that may not be longer than the joint life and last survivor expectancy of the Certificate Owner and the Certificate Owner's designated beneficiary. A single sum payment may also be elected.

                         If payments under a chosen option are guaranteed, the period of guarantee may not exceed the Certificate Owner's expected life, or the expected lives of the joint and last survivor of the Certificate Owner and the secondary Annuitant. This limit also applies to Option 1 under the Certificate.

SECTION 4.               a.   Immediate Annuity Contracts
DISTRIBUTION
UPON DEATH               If the Certificate is an Immediate Annuity Certificate
                         and the Certificate Owner dies, distribution will continue to be made, if due, as provided in the
                         Certificate:

                         b.   Other Annuity Certificates

                         If the Certificate is not an Immediate Annuity Certificate, the rules that follow will apply.

                         If the Certificate Owner dies after distribution has begun, the unpaid portion of the Certificate Owner's interest that remains will continue to be paid under the pay out option in effect.

                         If the Certificate Owner dies before a pay out option has begun, the entire interest that remains must be distributed in accordance with one of the provisions that follow:

                         1. The Certificate Owner's entire interest will be paid to the beneficiary(s) by December 31 of the year containing the fifth anniversary of the Certificate Owner's death.

                         2. the Certificate Owner's interest is payable to a beneficiary(s) who is not the Certificate Owner's surviving spouse, and the Certificate Owner has not elected b. 1. of this section, then the entire interest will be distributed under Option 3 of the Certificate starting no later than December 31, of the year that follows the year of the Certificate Owner's death. The period of guarantee will be the lesser of: a. ten years; or b. the expected life of the beneficiary(s).

                         3. If the beneficiary is the surviving spouse, the spouse may receive pay out under Option 2 or 3 of the Certificate or b. 1. of this section; or the spouse may treat the Certificate as his or own IRA. This election will be deemed to have been made if such surviving spouse: makes a regular IRA contribution to the Certificate; makes a rollover contribution to or from the Certificate; or fails to elect any other option provided. Payments under Option 2 or 3 must start prior to December 31st of the year in which the Certificate Owner would have attained age 70 1/2. The surviving spouse must elect this option within 300 days after the Certificate Owner's death. If not, we will pay out the method of b. 2 of this section.

                         4. The entire interest will be paid in a lump sum to the Certificate Owner's estate if: a. the Certificate Owner has not designated a beneficiary(s) prior to the Certificate Owner's death; or b. the beneficiary(s) does not survive.

SECTION 5.               We will send the Certificate Owner an annual report on
REPORTS                  the IRA.

SECTION 6.               We will send the Certificate Owner a copy of any
AMENDMENTS               amendment needed to maintain the Certificate on a tax-
                         qualified basis in a timely manner. It will be deemed accepted by the Certificate Owner unless the Certificate Owner returns it to us within ten days of the time the Certificate Owner receives it.

SECTION 7.               The term Immediate Annuity Certificate means an Annuity
OTHER ITEMS              Certificate which at issue provides that a pay out of
                         benefits is scheduled to start within eleven months of it's effective date. Unless otherwise provided, the Certificate Owner must make an election at least 60 days before a pay out is to start. The election is made by sending Us a request in writing. An election takes effect only if we receive it while the Certificate
                         Owner is alive.

                         An individual may satisfy the minimum distribution requirements under Sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the Owner of two or more IRAs may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements.

                         Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in Table V and VI of Section 1.72-9 of the Income Regulations. Life Expectations will be calculated using the Certificate Owner's or the Certificate Owner's beneficiary(s) attained age at the time distribution is required to begin.

SIMPLE INDIVIDUAL RETIREMENT ANNUITY PROVISION

SECTION 1.               The Annuitant will be the Certificate Owner of the IRA.
OWNERSHIP-EXCLUSIVE      This IRA is established for the exclusive benefit of
BENEFIT TRANSFERABILITY  the Certificate Owner and the Certificate Owner's
-NON FORFEITURE          beneficiary(s). The Certificate Owner's interest in
NON ASSIGNABLE           this IRA can not be: transferred, forfeited; assigned;
                         discounted; borrowed against; or pledged as security for any purpose.

L-8696                                                                   Page 26

L-8696                                                                   Page 27

SECTION 2.                    We will only accept cash contributions. Except in
PREMIUM PAYMENTS -            the case of a rollover contribution allowed by
LIMITATIONS                   Sections 402(c), 403(a)(4), 403(b)(3), of the Code
                              or a contribution to a Simplified Employee Pension
                              Program ("SEP") described in Section 408(k), we will not accept contributions of more than a $2,000 for any tax year. In the case of a spousal
                              IRA, payments to all IRAs for any tax year can not be more than $2,250. No more than $2,000 of this amount can be credited to the IRA of either spouse. If the Certificate is an Immediate Annuity
                              Certificate, no further contributions will be allowed.

                              Any refund of premiums will be applied, before the close of the calendar year that follows the year of the refund, toward; a. the payment of future contributions; of b. the purchase of increased benefits. This does not apply to premiums that can be attributed to excess contributions.

SECTION 3.
TIME AND MANNER OF            Notwithstanding any provision herein to the
DISTRIBUTION                  contrary, distribution of the Certificate Owner's
                              interest under this Section and Section 4 will be made in accordance with the minimum distribution rules of Section 401(a)(9), 408(a)(6) and 408(b)(3) of the code and the regulations thereunder. This includes the incidental death benefit provisions of Section 1.401(a)(9)-2 of the proposed regulations. All of these are herein incorporated by reference.

                              Distribution of the Certificate Owner's interest must start by the first day of April after the calendar year in which the Certificate owner attains age 70 1/2. The election of one of the pay out options must be made at least 60 days prior to the date it is to begin. For each succeeding year, distribution must be made on or before December 31. The pay out option elected must result in distribution of equal or substantially equal payments which conform with one of the following: a. over the Certificate Owner's life; b. over the Certificate Owner's life and the life of the Certificate Owner's designated beneficiary; c. over a specified period that may not be longer than the Certificate Owner's life expectancy; d. over a specified period that may not be longer than the joint life and last survivor expectancy of the Certificate Owner and the Certificate Owner's designated beneficiary. A single sum payment may also be elected.

                              If payments under a chosen option are guaranteed, the period of guarantee may not exceed the Certificate Owner's expected life, or the expected lives of the joint and last survivor of the Certificate Owner and the secondary Annuitant. This limit also applies to Option 1 under the Certificate.

SECTION 4.                    a. Immediate Annuity Contracts
DISTRIBUTION
UPON DEATH                    If the Certificate is an Immediate Annuity
                              Certificate and the Certificate Owner dies, distribution will continue to be made, if due, as provided in the Certificate:

                              b. Other Annuity Certificates

                              If the Certificate is not an Immediate Annuity Certificate, the rules that follow will apply.

                              If the Certificate Owner dies after distribution has begun, the unpaid portion of the Certificate Owner's interest that remains will continue to be paid under the pay out option in effect.

                              If the Certificate Owner dies before a pay out option has begun, the entire interest that remains must be distributed in accordance with one of the provisions that follow:

                              1. The Certificate Owner's entire interest will be paid to the beneficiary(s) by December 31 of the year containing the fifth anniversary of the Certificate Owner's death.

                              2. the Certificate Owner's interest is payable to a beneficiary(s) who is not the Certificate Owner's surviving spouse, and the Certificate Owner has not elected b. 1. of this section, then the entire interest will be distributed under Option 3 of the Certificate starting no later than December 31, of the year that follows the year of the Certificate Owner's death. The period of guarantee will be the lesser of: a. ten years;
                              or b. the expected life of the beneficiary(s).

                              3. If the beneficiary is the surviving spouse, the spouse may receive pay out under Option 2 or 3 of the Certificate or b. 1. of this section; or the spouse may treat the Certificate as his or own IRA. This election will be deemed to have been made if such surviving spouse: makes a regular IRA contribution to the Certificate; makes a rollover contribution to or from the Certificate; or fails to elect any other option provided. Payments under Option 2 or 3 must start prior to December 31st of the year in which the Certificate Owner would have attained age 70 1/2. The surviving spouse must elect this option within 300 days after the Certificate Owner's death. If not, we will pay out the method of b. 2 of this section.

                              4. The entire interest will be paid in a lump sum to the Certificate Owner's estate if: a. the Certificate Owner has not designated a beneficiary(s) prior to the Certificate Owner's death; or b. the beneficiary(s) does not survive.

SECTION 5.                    We will send the Certificate Owner an annual
REPORTS                       report on the IRA.

SECTION 6.                    We will send the Certificate Owner a copy of any
AMENDMENTS                    amendment needed to maintain the Certificate on a
                              tax-qualified basis in a timely manner. It will be deemed accepted by the Certificate Owner unless the Certificate Owner returns it to us within ten days of the time the Certificate Owner receives it.

SECTION 7.                    The term Immediate Annuity Certificate means an
OTHER ITEMS                   Annuity Certificate which at issue provides that a
                              pay out of benefits is scheduled to start within eleven months of it's effective date. Unless otherwise provided, the Certificate Owner must make an election at least 60 days before a pay out is to start. The election is made by sending Us a request in writing. An election takes effect only if we receive it while the Certificate Owner is alive.

                              An individual may satisfy the minimum distribution requirements under Sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the Owner of two or more IRAs may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements

                              Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in Table V and VI of Section 1.72-9 of the Income Regulations. Life Expectations will be calculated using the Certificate Owner's or the Certificate Owner's beneficiary(s) attained age at the time distribution is required to begin.

L-8696                                                                   Page 28

L-8696                                                                   Page 29

ROTH INDIVIDUAL RETIREMENT ANNUITY ("ROTH IRA") PROVISION

                              The following provision applies in lieu of any provisions to the contrary in this Master Policy if an Annuitant establishes a Roth Individual Retirement Annuity ("Roth IRA") under Section 408A of the Internal Revenue Code of 1986, as amended ("Code"). The Certificate is amended to restrict the Certificate Owner's rights and any beneficiary(s) rights, and to limit the contributions as follows:

                              1. The Certificate Owner may not transfer
                                 Ownership of the Certificate, or assign or pledge the Certificate as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than to Us or the Certificate Owner's former spouse under a written instrument incident to that divorce.

                              2. The Certificate Owner is established for the
                                 exclusive benefit of the Certificate Owner and the Certificate Owner's beneficiary(s).

                              3. The Certificate Owner's interest in the
                                 Certificate is nonforfeitable.

                              4. Dividends, if applicable, will not be paid in
                                 cash but will be applied as contributions to the Certificate.

                              5. At least once each calendar year, we shall
                                 furnish the Certificate Owner a report
                                 concerning the status of the Certificate.

                              6. The Certificate will accept contributions only
                                 as follows:

                                 A. Contributions to the Certificate must be
                                    paid in cash and, except in the case of a trustee-to-trustee transfer from another Roth IRA, or in the case of a qualified rollover contribution, may not exceed the excess of the Certificate Owner's contribution limit for the taxable year over the aggregate contributions made during the taxable year to all other Roth

                                    IRA's and IRA's held by the Certificate
                                    Owner. Contributions may made without
                                    respect to the Certificate Owner's age.

                                    The contribution limit for the taxable year is either: (1) the lesser of $2,000 or 100% of the Certificate Owner's compensation for the taxable year; or (2) where the Certificate Owner files a joint and receives less compensation for the taxable year than the Certificate Owner's spouse, the lesser of $2,000 or 100% of the Certificate Owner's compensation and the Certificate Owner's spouse's compensation for the taxable year less the Certificate Owner's spouse's contribution to a Roth IRA or IRA (if any) for the same taxable year.

                                    When the Certificate Owner's adjusted gross income (AGI) exceeds the applicable dollar limit (ADL; see description below), the annual contribution limit is reduced by the following amount:

                                    Annual
                                    Contribution    X   The Certificate Owner's AGI - ADL
                                                        ----------------------------------------------------
                                    Limit               $15,000 ($10,000 if the Certificate Owner is married

                                    For purposes of this Section: AGI does not include any amount included in gross income as a result of a rollover of an IRA to a Roth IRA; and AGI is reduced by any deduction under Section 219 of the Code.

                                    The ADL is $15,000 for the Certificate Owner filing a joint return; or $95,000 for the Certificate Owner filing a single return; or $-0 for the Certificate Owner as married filing a separate return.

                                 B.      A qualified rollover contribution
                                         described in Section 408A(e) can be
                                         made only from: (1) another Roth IRA;
                                         or (2) another IRA, which is not a Roth
                                         IRA, and can be made from in IRA other
                                         than Roth IRA only if the Certificate
                                         Owner's AGI for the taxable year does
                                         not exceed $100,000.

                                 C.      For purposes of this Section,
                                         compensation means: wages, salaries,
                                         professional fees, or other amounts
                                         derived from or received for personal
                                         service actually rendered (including
                                         but not limited to commissions paid to
                                         salespersons, compensation for services
                                         on the basis of a percentage of
                                         profits, commissions on insurance
                                         premiums, tips, and bonuses); and
                                         includes earned income, as defined in
                                         Section 401(c)(2) (reduced by the
                                         deduction the self-employed individual
                                         takes for contributions made to a self-
                                         employed retirement plan). For purposes
                                         of this definition, Section 401(c)(2)
                                         shall be applied as if the term or
                                         business for purposes of Section 1402
                                         included service in subsection (c)(6).
                                         Compensation does not include amounts
                                         derived from or received as earnings or
                                         profits from property (including, but
                                         not limited to interest and dividends)
                                         or amounts not includible in gross
                                         income. Compensation also does not
                                         include any amount received as a
                                         pension or Annuity includible in the
                                         Certificate Owner's gross income under
                                         Section 71 with respect to a divorce or
                                         separation instrument described in
                                         subparagraph (A) of section 71(b)(2).

                              7. The Certificate Owner's entire interest will be
                                 distributed in accordance with one of the following provisions, as elected:

                                 A. (1) The Certificate Owner's entire interest will be paid by December 31 following the fifth anniversary of the
                                         Certificate Owner's death.

                                    (2)  If any portion of the Certificate
                                         Owner's interest is payable to a
                                         designated beneficiary(s) and such
                                         beneficiary(s) has not elected 7.A(1)
                                         above, then the entire interest which
                                         is payable to the beneficiary(s) will
                                         be distributed in substantially equal
                                         installments over a period of

                                    (3)  In applying the requirements of 7.A(2)
                                         above to any portion of the Certificate
                                         Owner's interest which is payable to
                                         the Certificate Owner's surviving
                                         spouse, the date on which payments must
                                         commence is the later of: (a) December
                                         31 following the date the Certificate
                                         Owner would have attained age 70 1/2;
                                         or (b) December 31 following the first
                                         anniversary the Certificate Owner's
                                         death.

                                    (4)  If the Certificate Owner's designated
                                         beneficiary(s) is the surviving spouse,
                                         the spouse may treat the Certificate as
                                         their own Roth IRA makes a rollover or
                                         other contribution into this
                                         Certificate; or if the This election
                                         will be deemed to have been made: if
                                         the surviving spouse surviving spouse
                                         has failed to satisfy one or more
                                         requirements described in 7.A(1) of
                                         7.A(2) above. If the surviving spouse
                                         will be treated as having elected to
                                         make the Roth IRA his or her own Roth
                                         IRA.

                                 B.      For purposes of this Section, life
                                         expectancy will be computed by use of
                                         the return multiples specified in
                                         Tables V or VI of Section 1.72-9 of the
                                         Income Tax Regulations based on the
                                         attained age of such beneficiary(s)
                                         during the calendar year in which
                                         distributions are required to commence
                                         pursuant to this Section. Payments for
                                         any subsequent calendar year will be
                                         based on the life expectancy reduced by
                                         one for each calendar year which has
                                         elapsed since the calendar year life
                                         expectancy was first calculated. The
                                         Certificate Owner's designated
                                         beneficiary(s) who is the surviving
                                         spouse may elect, prior to the time
                                         that payments have begun to him or her,
                                         to redetermine life expectancy each
                                         year based on the beneficiary(s)
                                         attained age in each such year.

                              8. The Certificate shall be amended from time to
                                 time, if required, to reflect any changes in the Code, related regulations, or other federal tax requirements.

L-8696                                                                   Page 30

L-8696                                                                   Page 31

UNISEX PROVISION         The following provision replaces the respective
                         provisions found in the individual Sections for those Owner's Certificate issued as part of an employer-sponsored retirement plan or in those state that require unisex rates.

                         All references throughout the Certificate to the sex of a person used in the calculation of benefits are deleted.

                         The tables for Annuity Options 2, 3, and 4 are replaced by the following.

Options Two and Three - Life Annuity With Installments Guaranteed

                          Monthly Payments Guaranteed

      Age         NONE         60         120         180         240

      55           4.02        4.01       3.99        3.94        3.86
      56           4.11        4.10       4.07        4.01        3.92
      57           4.20        4.19       4.15        4.09        3.99
      58           4.29        4.28       4.24        4.17        4.05
      59           4.39        4.38       4.33        4.25        4.12
      60           4.50        4.48       4.43        4.34        4.19
      61           4.61        4.59       4.53        4.43        4.26
      62           4:73        4.71       4.64        4.52        4.33
      63           4.86        4.84       4.76        4.61        4.40
      64           5.00        4.97       4.88        4.71        4.47
      65           5.15        5.11       5.01        4.81        4.54
      66           5.30        5.26       5.14        4.92        4.61
      67           5.47        5.43       5.28        5.02        4.68
      68           5.65        5.60       5.43        5.13        4.74
      69           5.84        5.78       5.58        5.24        4.80
      70           6.05        5.97       5.74        5.35        4.86
      71           6.27        6.18       5.90        5.46        4.91
      72           6.50        6.40       6.07        5.56        4.96
      73           6.76        6.63       6.25        5.67        5.01
      74           7.03        6.88       6.43        5.77        5.05
      75           7.32        7.14       6.62        5.87        5.09
      76           7.64        7.42       6.80        5.96        5.12
      77           7.98        7.72       6.99        6.05        5.15
      78           8.34        8.03       7.18        6.13        5.17
      79           8.73        8.36       7.37        6.20        5.19
      80           9.16        8.70       7.56        6.27        5.21
      81           9.61        9.06       7.74        6.33        5.23
      82          10.10        9.44       7.91        6.38        5.24
      83          10.63        9.83       8.08        6.43        5.25
      84          11.19       10.23       8.24        6.47        5.25
      85          11.80       10.64       8.38        6.50        5.26

Options Four - Joint and 100% Survivor Annuity

Age of                           Age of secondary Payee
Primary
Payee         55       60        65        70        75        80        85

   55        3.51     3.64      3.76      3.85      3.92      3.96      3.99
   60        3.64     3.84      4.02      4.18      4.29      4.38      4.43
   65        3.76     4.02      4.29      4.54      4.75      4.90      5.00
   70        3.85     4.18      4.54      4.91      5.25      5.53      5.74
   75        3.92     4.29      4.75      5.25      5.77      6.26      6.64
   80        3.96     4.38      4.90      5.53      6.26      7.00      7.69
   85        3.99     4.43      5.00      5.74      6.64      7.69      8.76